Exhibit 99.1

Clark Holdings Inc. Reports First Quarter Fiscal 2011 Financial Results

TRENTON, N.J., May 17, 2011 /PRNewswire/ — Clark Holdings Inc. ("Clark") (NYSE AMEX: GLA), a non-asset-based provider of mission-critical supply chain solutions, today announced operating results for the 13 weeks ended April 2, 2011.  Net loss attributable to Clark's common stockholders for the 13 weeks ended April 2, 2011 was $57,000 ($0.01 per diluted common share) compared to a net loss for the 13 weeks ended April 3, 2010 of $1,253,000 ($0.12 per diluted common share), inclusive of discontinued operations.

For more information on the Company's results of operations for the first quarter of 2011, please see the Company's Form 10-Q for the 13 weeks ended April 2, 2011, which was filed with the Securities and Exchange Commission today.

CLARK HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
 (In thousands, except share and per share data)

	13 Weeks Ended
	April 2, 2011	April 3, 2010

Gross Revenues	$15,015	$14,554

Freight expense	(9,865)	(10,067)
Depreciation and amortization	(418)	(407)
Operating, selling and administrative expense	(4,924)	(5,390)
Restructuring benefit (charge)	52	(67)
Operating loss	$(140)	$(1,377)

Interest income	–	2
Interest expense	(35)	(42)
Loss before income taxes	(175)	(1,417)
Benefit for income taxes	73	515

Loss from continuing operations	$(102)	$(902)
Income (loss) from discontinued operations, net of tax	45	(351)
Net loss	$(57)	$(1,253)

Basic & diluted income (loss) per share
Loss from continuing operations	$(0.01)	$(0.08)
Income (loss) from discontinued operations	0.00	(0.04)
Net loss	$(0.01)	$(0.12)

Weighted average shares used to compute net income (loss) per share
Basic and diluted	10,858,755	10,858,755

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark's filings with the Securities and Exchange Commission. Clark undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Gregory Burns, +1-646-257-2622

SOURCE: Clark Holdings Inc.

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